Exhibit 10.1

CONSULTING SERVICE AGREEMENT

This Consulting Service Agreement (this “Agreement”) is made this 26th day of April, 2007 (the “Commencement Date”) by and between MTM Technologies, Inc. (the “Company”), with offices at 1200 High Ridge Road, Stamford, CT, 06905, Francis J. Alfano (“FJA”) and Tory Ventures LLC (the “Consultant”), each of which has an address c/o Shechtman Halperin Savage LLP, One North Broadway, Suite 1004, White Plains, NY 10601.

1.	Engagement.

The Company hereby engages Consultant to render to the Company the services described in Section 2 of this Agreement, during the term described in Section 3 of this Agreement.

2.	Services.

The scope of the services to be performed by Consultant will consist of advice and consultation regarding the business and operations of the Company, as the Company and the Consultant shall agree upon from time to time (together, the “Services”), provided that this Agreement shall not require Consultant to make any minimum time commitment to providing Services to the Company. All of the Services shall be performed exclusively by FJA. FJA may perform the Services from a remote location. FJA will cooperate with reasonable requests of the Company in transitioning relationships with vendors and customers of the Company and taking such other actions as the Company may reasonably request, including, without limitation, appearing and providing testimony on behalf of the Company in judicial, arbitral and administrative proceedings; provided the Company agrees to reimburse FJA’s documented, out-of-pocket expenses incurred in connection with such cooperation in accordance with Section 4 of this Agreement.

3.	Term and Termination.

(a)   This Agreement will be effective, and Consultant will provide the Services, commencing on the Commencement Date, and continuing thereafter through and including June 30, 2009, (the “Term”).

(b)   This Agreement may be terminated by the parties prior to its expiration, as follows:

(i)    By the Company:  If Consultant or FJA (1) commits willful or grossly negligent acts to the substantial detriment of the Company; (2) breaches any provision of Section 7 of the Employment Agreement between FJA and the Company, dated as of June 28, 2006 (the “Employment Agreement”), as modified by the Agreement and General Release made on the date hereof by the Company and FJA (the “Release Agreement”) or (3) breaches any material term or provision of this Agreement or the Release Agreement and, in the case of (1), (2) or (3), such act or breach is not cured within ten (10) days after the Company gives FJA or Consultant written notice complaining of such act or breach.

(ii)   By Consultant:  If the Company breaches any material term or provision of this Agreement or the Release Agreement and such breach is not cured within ten (10) days after FJA or Consultant gives the Company written notice complaining of such breach; provided, however that with respect to a failure by the Company to make payments hereunder such cure period shall be five (5) days after written notice thereof.

(c)   This Agreement and Consultant’s Services hereunder will terminate automatically upon Consultant’s death. In such event, the Company shall pay to Consultant’s estate all compensation that would have been owed to Consultant under this Agreement through the Term of this Agreement, had Consultant lived. Such compensation shall be paid in accordance with Section 4(a) of this Agreement.

4.	Compensation and Other Benefits.

(a)   Compensation.  For services rendered under this Agreement, the Company will pay Consultant (i) a signing bonus of Fifty-Eight Thousand, Three Hundred and Thirty-Three Dollars and Thirty-Three Cents ($58,333.33) on May 15, 2007 in accordance with the normal payroll practices of the Company and (ii) fees at the rate of Twenty-Nine Thousand, One Hundred and Sixty-Six Dollars And Sixty-Seven Cents ($29,166.67) per month, payable in arrears in twice monthly payments of Fourteen Thousand, Five Hundred and Eighty Three Dollars and Thirty-Three Cents ($14,583.33) with the initial payment on May 15, 2007 in accordance with the normal payroll practices of the Company, provided that a lump sum payment on March 31, 2008 shall be made which shall include fees from April 1, 2008 through March 31, 2009. No fee shall be payable with respect to services under this Agreement from April 1, 2009 to June 30, 2009. Upon a “change of control” of the Company all compensation under this Agreement shall become immediately due and payable; provided, however, that the March 31, 2008 payment shall, in no event be paid to Consultant prior to the date that is six months following the date hereof. . For the purposes of this Agreement, “change of control” shall have the meaning given such term in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

(b)   Other Benefits.  The Consultant shall be provided telephonic, voicemail, e-mail and other such services as may be determined by the Company during the Term, provided that such services are to be used by Consultant for the purpose of providing Services under this Agreement.

(c)   Expenses.  During the Term, the Company shall not be obligated to reimburse the Consultant for any business expenses Consultant incurs in the performance of the Services, unless the Company, in its sole discretion, approves reimbursement of such business expenses, in advance, and in writing.

(d)   Stock Options.  The Options will be treated in accordance with Section 8(b)(i) of the Stock Option Award Agreements dated June 28, 2006, April 15, 2005 and May 21, 2004 and the and Restricted Stock Units will be treated in accordance with Section 6(b)(i) Restricted Stock Unit Award Agreement dated April 15, 2005.

(e)   Payments.  All fees payable by the Company under the terms of this Agreement shall be paid to Consultant. Consultant has provided to the Company a complete and fully executed IRS Form W-9. The Company will provide Consultant with a Form 1099 reflecting the fees paid to Consultant pursuant to this Agreement during each affected tax year. Payments made under Section 4(a) and Section 4(b) of this Agreement shall be made by wire transfer of immediately available funds to such account as designated in writing from time to time by the Consultant to the Company.

(f)   Acceleration of Payments.  If the Company fails to make any payment under this Agreement or the Release Agreement within five (5) days of the date it is required to be made, or if the Consultant terminates this Agreement pursuant to Section 3(b)(ii), the Consultant shall have the right, by written notice to the Company, to declare all unpaid compensation under Section 4(a) of this Agreement and under Section 4(a) of the Release Agreement to be immediately due and payable, and the Company shall pay such unpaid compensation within five (5) days of receipt of such notice; provided, however, that the March 31, 2008 payment shall, in no event be paid to Consultant prior to the date that is six months following the date hereof.

5.	Independent Contractor.

The relationship between the Company and each of FJA and Consultant is that of independent contractors, and the Company and each of FJA and Consultant will represent, and will cause its officers, employees, agents and representatives, if any, to represent to third parties that each of FJA’s and Consultant’s capacity hereunder is that of a “consultant” or “advisor”. No party will be the agent of the other for any purpose whatsoever, have power or authority to make or give any promise, to execute any contract or otherwise create, or to assume any liability or obligation in the name of or on behalf of any other party. No party will misrepresent, and each party will cause its officers, employees, agents and representatives, if any, not to misrepresent, to any third party that it has any power or authority which is denied to it by the preceding sentence. The making of any such misrepresentation is a breach of a material term of this Agreement, is not capable of cure, and is sufficient reason for termination of this Agreement pursuant to Section 3(b)(i). As an independent contractor, neither FJA nor Consultant will (except as otherwise provided in the Release Agreement and this Agreement) be entitled to participate in any Company-sponsored employee benefits programs. Each of FJA and Consultant will be wholly and fully responsible for any taxes owed to any governmental authority with respect to the fees set forth in Section 4 of this Agreement. Each of FJA and Consultant represents and warrants that FJA and Consultant will pay any such taxes as and when due.

6.	Assignment.

This Agreement is personal to the parties hereto and neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party, which may be withheld without cause or explanation; provided that Consultant may assign the right to receive payments under this Agreement to FJA or to any corporation or other entity which is wholly-owned by FJA or Consultant. Any purported assignment or delegation in violation of this Section shall be void.

7.	Notice.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) the next business day, if sent by a prepaid overnight courier service, or (c) three days after the date of deposit in the mails, if mailed by registered or certified mail, and in each case addressed as follows:

If to FJA or Consultant:	Francis J. Alfano c/o Shechtman Halperin Savage LLP One North Broadway, Suite 1004 White Plains, NY 10601 Attn: Bruce S. Klein, Esq.
With a copy to:	Bruce S. Klein, Esq. Shechtman Halperin Savage LLP One North Broadway, Suite 1004 White Plains, NY 10601
If to the Company:	MTM Technologies, Inc. 1200 High Ridge Road, Stamford, CT, 06905 Stamford, Connecticut 06905 Attn.: Chief Executive Officer Attn.: General Counsel
With a copy to:	E. Ann Gill, Esq. Thelen Reid Brown Raysman & Steiner LLP 875 Third Avenue New York, New York 10022-6225

Either party may change the address to which notices to such party are to be sent by giving notice of such change of address in the manner provided by this Section 7.

8.	Waiver of Breach.

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Consultant or of the Company.

9.	Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect and this Agreement shall be construed to the greatest extent possible to carry out the intent of the parties hereto.

10.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.	Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Connecticut, without giving effect to the choice of law principles thereof.

12.	Entire Agreement.

This Agreement contains the entire agreement between the Company, FJA and Consultant with respect to Consultant’s provision of services to the Company.

13.	Amendment.

No provision of this Agreement may be canceled or amended by the parties hereto except by an instrument in writing signed on behalf of each of the parties hereto. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

14.	Dispute Resolution.

(a)   Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be, upon the demand of either party, subject to a non-binding mediation proceeding before a mediator on the panel of the CPR Institute for Dispute Resolution, such mediator to be agreed upon by the parties.

(b)   If a mediator is not agreed upon or if mediation is not successful, any dispute or controversy between the Company and Consultant arising under or in connection with this Agreement (except any claim by the Company relating to Consultant’s breach of Section 7 of the Employment Agreement, as modified by the Release Agreement) shall be settled by binding arbitration before a single arbitrator in Stamford, CT pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

(c)   Neither party shall be required to mediate or arbitrate any dispute arising between it and the other party relating to any breach of Section 7 of the Employment Agreement, as modified by the Release Agreement, but shall have the right to institute judicial proceedings in the United States District Court or in a state court having jurisdiction in Stamford, Connecticut, with respect to such dispute or claim. Each party hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

15.	Insider Trading.

Consultant acknowledges and agrees that he is subject to the terms and conditions of the Company’s Insider Trading Policy, as the same exists from time to time, and that he will comply with the terms of such policy during the period beginning on the Commencement Date and ending ninety (90) days thereafter.

16.	Other Activities.

Subject to the restrictions imposed upon Consultant by the provisions of Section 7 of the Employment Agreement, as modified by the Release Agreement, the parties agree that Consultant may enter into agreements to provide consulting services to other persons or entities.

17.	Resignation from the Board of Directors.

FJA hereby resigns from the Board of Directors of the Company.

18.	Attorneys’ Fees.

The Company agrees to reimburse the Consultant and FJA for fees and expenses of counsel in connection with the negotiation of this Agreement and the Release Agreement in an amount not to exceed $5,000. Such reimbursement shall be made on May 15, 2008; provided, that the Company has received a copy of the invoice therefor. If the Company is found, by a final judgment of a court of competent jurisdiction, which judgment is not subject to appeal, to have breached this Agreement or the Release Agreement in a manner that is materially detrimental to the Consultant or FJA, the Company agrees to reimburse the Consultant and FJA for fees and expenses of counsel incurred in obtaining such judgment in an amount not to exceed $10,000.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MTM TECHNOLOGIES, INC.
By:	/s/ Jay W. Braukman III	/s/ Francis J. Alfano
	Name: Jay W. Braukman III Title: Chief Financial Officer	FRANCIS J. ALFANO

TORY VENTURES LLC
		By:	/s/ Francis J. Alfano
Name: Francis J. Alfano Title: Member